UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 9, 2013

Armstrong World Industries, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-02116	23-0366390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 Columbia Avenue P.O. Box 3001 Lancaster, Pennsylvania	17603
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (717) 397-0611

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Armstrong World Industries, Inc. (the “Company”) announced today a secondary public offering of 10,057,382 common shares of the Company held by The Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (the “Trust”) and Armor TPG Holdings, L.P. (together with the Trust, the “Selling Shareholders”). The shares are being sold on a pro rata basis by the Selling Shareholders in accordance with their respective ownership interests. The Company will not sell any shares in the offering and will not receive any proceeds from the offering.

Deutsche Bank Securities will act as the sole underwriter for the offering.

In addition, subject to the completion of the underwritten offering, the Company has agreed to purchase from the underwriter 5,057,382 of the 10,057,382 common shares that are the subject of the underwritten offering at a price per share equal to the price paid by the underwriter to the Selling Shareholders in the underwritten offering. The repurchased shares will be held in treasury. The Company expects to fund the share repurchase with cash on its balance sheet and borrowings under its credit facility and trade receivables securitization. Each of the closing of the share repurchase and the closing of the underwritten offering is conditioned on the other.

As a result of the underwritten offering, the Selling Shareholders will own less than 50% of the total voting power of the Company’s common shares.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMSTRONG WORLD INDUSTRIES, INC.
(Registrant)

By:	/s/ Mark A. Hershey
Mark A. Hershey
Senior Vice President, General Counsel and Secretary

Date: September 9, 2013